Exhibit 99.1

BEACON ROOFING SUPPLY TO ACQUIRE ALLIED BUILDING PRODUCTS

FROM CRH FOR $2.625 BILLION IN CASH

Strengthens Beacon’s Position as the Largest Publicly Traded Wholesale Roofing and Building Materials

Distributor in North America with Approximately $7 Billion in Revenue Across 593 Locations

Significantly Expands Beacon’s Geographic Footprint in New York and New Jersey and Other Major U.S. Markets

Provides for Beacon’s Entry as a Major Supplier to the Interior Building Products Market

$110 Million in Expected Annual Run-Rate Synergies

Expected to Be Immediately Accretive to Adjusted EPS and Accretive to GAAP EPS in Year Two

HERNDON, VA — (BUSINESS WIRE) — Beacon Roofing Supply, Inc. (Nasdaq: BECN) (“Beacon” or the “Company”), the largest publicly traded distributor of roofing and complementary building products in North America, today announced that the Company has entered into a definitive purchase agreement to acquire Allied Building Products Corp. (“Allied”), one of the country’s largest exterior and interior building products distributors, from global diversified building products group CRH plc (LSE: CRH, ISE: CRG, NYSE: CRH) (“CRH”) for $2.625 billion in cash.

Beacon expects to finance the acquisition with approximately $2.2 billion of debt financing through an upsized ABL revolving credit facility, an upsized term loan B facility, a new unsecured senior note and approximately $500 million of committed convertible preferred equity financing from an entity affiliated with the investment firm Clayton, Dubilier & Rice (“CD&R”), which in October 2015 sold Roofing Supply Group (“RSG”) to Beacon. The parties currently expect to consummate the transaction on or around January 2, 2018, subject to satisfaction of customary closing conditions.

Founded in 1950, Allied is headquartered in East Rutherford, New Jersey, and distributes products across 208 locations in 31 states. These include exterior products, such as roofing, siding, windows and doors, and interior products, such as wallboard and suspended ceiling systems. The combination of Beacon and Allied will make Beacon one of the largest publicly traded wholesale building materials distributors in North America with pro forma revenues of approximately $7 billion and 593 branches in all 50 states and 6 provinces across Canada. Beacon will also become the fourth largest wallboard and acoustical ceiling tile wholesale distributor in the U.S., with more than $1 billion of revenue in the interior market category. Beacon and Allied have more than 150 years of combined experience providing service excellence to customers in the building products industry.

The expanded geographic footprint will allow Beacon to enter new local markets, particularly in New York, New Jersey and the upper Midwest. In addition, acquiring Allied allows Beacon to further strengthen the company’s position as a leader in roofing products distribution, while accelerating growth in other key product categories, including siding, windows, doors, decking, trim, waterproofing, insulation and solar.

Robert R. Buck, Chairman of Beacon’s Board of Directors, emphasized the strategic rationale of the transaction and stated: “Allied is among the most established and respected companies in our industry, and we are proud that, through this acquisition, Beacon will become one of North America’s largest publicly traded building materials distributors and will operate locations in all 50 states. I want to thank CRH for entrusting Beacon with the future success of Allied and its dedicated employees, who have been part of the CRH family for more than 20 years. The Allied acquisition also presents a great opportunity for CD&R to again become a major shareholder in Beacon. Today is of great significance in Beacon’s history and for the future of building products distribution.”

Paul Isabella, Beacon’s President and Chief Executive Officer, commented: “I would like to welcome the more than 3,500 employees from Allied to the Beacon family. We are thrilled to partner with such a loyal and dedicated workforce that shares our commitment to superior customer service and high levels of performance. We are also excited to become a significant player in the robust, growing and still-consolidating interior products market. Together, we will leverage the strengths of both companies, while remaining committed to preserving the deep customer relationships that we have each cultivated over 150 years of combined experience. This is a milestone moment in the long and successful histories of both companies.”

CD&R Partner Nathan Sleeper commented: “We are excited to participate in the strategic combination of these two industry leaders. We developed a strong confidence in the Beacon Roofing Supply management team during our prior ownership, as they successfully acquired and integrated RSG, and we welcome the opportunity to invest again in Beacon’s future growth and success. I look forward to rejoining Beacon’s Board of Directors and playing a supportive role as the Company realizes the significant value of this transaction.”

In a concurrent press release issued this morning by CRH, Albert Manifold, Chief Executive Officer of CRH, stated: “We are pleased that our long-standing Allied business is being acquired by a highly-respected industry player and we wish our colleagues every success as they enter this new phase of their development.”

Strategic and Financial Benefits of the Transaction

•	Expanded Exteriors Geographic Footprint: The expanded geographic footprint will provide Beacon a presence in new markets – particularly in New York, New Jersey and the upper Midwest. With this transaction, Beacon will operate locations in all 50 states and will expand its presence in other key markets including Texas, Florida, Colorado and California.

•	Significant Customer Service Benefits and Offerings: Customers from both companies are expected to experience multiple benefits working with the combined company, from access to a wider range of products to improved product availability, service, delivery and technology solutions.

•	Expansion into the Interior Business: The combination will provide Beacon with entry into the adjacent interior business, including wallboard and suspended ceiling products, and will strengthen the combined company’s competitive positioning through extended offerings. The interior category shares many attractive investment qualities and characteristics with the roofing products distribution business.

•	Enhanced Growth Strategies: Beacon remains committed to increasing market share through organic growth focusing on a wide range of roofing and complementary products. Through the combination, Beacon will be well-positioned to leverage Allied’s various market advantages, including its established private-label business and robust e-commerce platform, to further Beacon’s organic growth strategies.

•	Significant Cost Synergies Expected: The combined company is expected to realize $110 million in annual run-rate synergies within two years of closing.

•	Expected Financial Impact: Excluding year one incremental transaction-related amortization of approximately $70-80 million and year one acquisition costs of approximately $65-75 million, Beacon expects the transaction will be immediately accretive to adjusted earnings per share by approximately $0.50-0.60 in year one. Beacon expects the transaction will be accretive to GAAP earnings per share in year two. Following the close, Beacon expects rapid de-levering to result from the anticipated combined EBITDA of the new Beacon entity, realization of cost savings and strong pro forma free cash flow generation. The trailing twelve month June 30, 2017 Adjusted EBITDA of Allied coupled with significant run rate synergies of $110 million results in a transaction purchase multiple of 8.7x.

Financing and Approvals

The transaction is currently expected to close on or around January 2, 2018, and is subject to the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as other customary closing conditions.

Beacon will fund the purchase price through an upsized ABL revolving credit facility, upsized term loan B facility, a senior unsecured bond offering and by issuing Series A Convertible Preferred Shares to an investment vehicle owned by investment firm CD&R.

Management and Board

Following completion of the transaction, Mr. Isabella will continue to serve as President and Chief Executive Officer of the combined company, and Mr. Buck will remain Chairman of the Board of Directors. Mr. Feury, Chief Executive Officer of Allied, will continue in a key executive leadership role, focused on integration and growth, reporting to Mr. Isabella. Mr. Philip Knisely, an advisor to the CD&R Funds, will remain on Beacon’s Board of Directors. Mr. Sleeper, a Partner at CD&R, will rejoin Beacon’s Board of Directors.

Advisors

Citi is serving as a financial advisor to Beacon and Sidley Austin LLP is serving as a legal advisor. J.P. Morgan Limited acted as a financial advisor to CRH plc and Kilpatrick Townsend & Stockton is serving as a legal advisor. Debevoise & Plimpton LLP is acting as counsel to CD&R.

Citi and Wells Fargo are acting as joint lead arrangers on the debt financing.

Conference Call and Presentation

Beacon will host a webcast and conference call today at 8:00 a.m. ET to discuss the transaction. The webcast link and call-in details are as follows:

What:	Beacon Roofing Supply Acquisition of Allied Building Products Conference Call
When:	Thursday, August 24, 2017
Time:	8:00 a.m. ET
Webcast:	http://ir.beaconroofingsupply.com/events.cfm (live and replay)
Live Call:	720-634-9063, Conf. ID #75502983

There will be a slide presentation available on the website as well. To assure timely access, conference call participants should dial in prior to the 8:00 a.m. ET start time.

About Beacon Roofing Supply, Inc.

Founded in 1928, Beacon Roofing Supply, Inc. (Beacon) (Nasdaq: BECN) is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating 385 branches throughout 48 states in the U.S. and 6 provinces in Canada. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

About Allied Building Products Corp.

Allied Building Products Corp. (Allied) was established in Jersey City, NJ in 1950 as a family-operated roofing and custom sheet metal fabrication business. Today, Allied operates 208 locations coast to coast, maintains a fleet of more than 2,785 vehicles, and employs more than 3,500 committed individuals. For more information about Allied, please visit www.alliedbuilding.com.

About CRH plc

CRH plc (LSE: CRH, ISE: CRG, NYSE: CRH) (CRH) is a leading global diversified building materials group, employing 87,000 people at 3,800 operating locations in 31 countries worldwide. With a market capitalisation of €26 billion (July 2017), CRH is the largest building materials company in North America and the second largest worldwide. The Group has leadership positions in Europe as well as established strategic positions in the emerging economic regions of Asia and South America. CRH is committed to improving the built environment through the delivery of superior materials and products for the construction and maintenance of infrastructure, housing, and commercial projects. A Fortune 500 company, CRH is a constituent member of the FTSE 100 index, the EURO STOXX 50 index, and the ISEQ 20. CRH’s American Depositary Shares are listed on the NYSE. For more information, visit www.crh.com.

About CD&R

Founded in 1978, Clayton, Dubilier & Rice is a private investment firm. Since inception, CD&R has managed the investment of approximately $24 billion in 74 companies representing a broad range of industries with an aggregate transaction value of more than $100 billion. The Firm has offices in New York and London. For more information, visit www.cdr-inc.com.

Forward-Looking Statements

This release contains information about management’s view of Beacon’s future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate”, “estimate”, “expect”, “believe”, “will likely result”, “outlook”, “project” and other words and expressions of similar meaning. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of Beacon’s latest Form 10-K. In addition, numerous factors could cause actual results with respect to the proposed transaction to differ materially from those in the forward-looking statements, including without limitation, the possibility that the expected synergies and cost savings and financial impacts from the proposed transaction will not be realized, or will not be realized within the expected time period; the risk that the Beacon and Allied businesses will not be integrated successfully; the ability to obtain governmental approvals of the proposed transaction on the proposed terms and schedule contemplated by the parties; disruption from the proposed transaction making it more difficult to maintain business and operational relationships; the risk of customer attrition; the possibility that the proposed transaction does not close, including, but not limited to, failure to satisfy the closing conditions; and the ability to obtain the debt and equity financings contemplated to fund the cash purchase price for the proposed transaction and the terms of such financings. The forward-looking statements included in this press release represent Beacon’s views as of the date of this press release and these views could change. However, while Beacon may elect to update these forward-looking statements at some point, Beacon specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing Beacon’s views as of any date subsequent to the date of this press release.

This release does not constitute an offer of any securities for sale.

Non-GAAP Measures

This press release contains a price multiple of Adjusted EBITDA of Allied, which is a measure not presented in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization, adjustments for corporate costs, and non-recurring costs. Although the company believes this measure provides a useful representation of performance, non-GAAP financial measures should not be considered in isolation or as a substitute for any items calculated in accordance with GAAP.

In addition, this press release includes projections regarding the expected accretive impact of the proposed transaction to Adjusted EPS, based on internal forecasts of Adjusted EPS, which forecasts are non-GAAP financial measures and are derived by excluding transaction related expenses and incremental deal-related intangibles amortization. These accretion projections also should not be considered a substitute for GAAP measures. The determination of the amounts that are excluded in making the accretion calculations are a matter of management judgment.

Contacts

Beacon Roofing Supply, Inc.

Joseph Nowicki, Executive VP & CFO

571-323-3940

JNowicki@becn.com

CD&R

Dan Jacobs

212-407-5218

djacobs@cdr-inc.com

Media

John Lovallo

LEVICK

917-612-8419

jlovallo@levick.com